Exhibit 99.1

Investor and Financial Contact:

Carol Cox

Agnes Lee

Investor Relations

(760) 603-7208

ir@lifetech.com

Life Technologies Announces Third Quarter 2013 Results

Revenue increased 4 percent, excluding the impact of currency

GAAP earnings per share (EPS) were $0.67, or $1.02 on a Non-GAAP basis

Free cash flow of $225 million

CARLSBAD, Calif., November 5, 2013 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its third quarter ended September 30, 2013. Revenue for the third quarter was $936 million, an increase of 3 percent over the $911 million reported for the third quarter of 2012. Excluding the impact of currency, revenue growth for the quarter was 4 percent compared to the same period of the prior year.

“We are pleased with our mid-single digit revenue and double-digit non-GAAP EPS growth, which was driven by strength across our Research Consumables and Applied Sciences business groups, solid growth in Japan and emerging markets such as China, and continued stability in the U.S. and Europe,” said Gregory T. Lucier, chairman and chief executive officer of Life Technologies. “During the quarter, we continued to execute against our strategy of expanding into growth markets by introducing new products in stem cells and next generation sequencing and by opening a state-of-the art forensics lab in India. In addition, we partnered with TriCore Reference Laboratories to establish our first next-generation sequencing Center of Excellence focused on clinical research.”

Lucier continued, “On August 21, 2013, our stockholders voted to adopt the Life Technologies and Thermo Fisher merger agreement, representing a significant milestone and bringing us one step closer to the anticipated close of the acquisition in early 2014. Both companies remain excited about creating the unrivaled leader in life sciences that will continue to accelerate innovation and better meet the needs of our customers.”

Life Technologies reported results compared to the quarter ended September 30, 2012. Results are non-GAAP unless indicated otherwise. A full reconciliation of non-GAAP to GAAP measures can be found in the tables of today’s press release.

Analysis of Third Quarter 2013 Results

•	Third quarter revenue increased by 3 percent over the prior year, representing an increase of approximately 4 percent excluding the impact of currency. Revenue growth for the quarter was driven by increases in the company’s Research Consumables and Bioproduction businesses, partially offset by declines in Genetic Analysis.

•	Gross margin in the third quarter was 65.7 percent, approximately 10 basis points higher than the same period of the prior year. Gross margin was driven by manufacturing productivity and higher realized price, partially offset by a decline in royalties.

•	Operating margin was 28.1 percent in the third quarter, approximately 10 basis points higher than in the same period of the prior year, primarily due to the increase in revenue and gross margin, partially offset by increases in expenses related to acquisitions and planned investments in Ion Torrent.

•	The Company’s tax rate was 22.9 percent for the third quarter, which was lower than the third quarter of last year due to the reinstatement of the U.S. federal research tax credit and tax credits on foreign repatriation.

•	Third quarter EPS increased 10 percent to $1.02.

•	Diluted weighted shares outstanding were 175.9 million in the third quarter, a decrease of 1.4 million shares over the prior year. The decrease was a result of the share repurchase program, partially offset by shares issued for employee stock plans.

•	Cash flow from operating activities for the third quarter was $250 million. Third quarter capital expenditures were $25 million, resulting in free cash flow of $225 million. The company ended the quarter with $368 million in cash and short-term investments.

Business Group and Regional Highlights

•	Research Consumables revenue was $404 million in the third quarter, an increase of 5 percent compared to the prior year. Excluding the impact of currency, revenue for the business group increased 6 percent primarily due to strong sales from the Company’s fluorescent imaging, stem cells, synthetic biology and cell culture products.

•	Genetic Analysis revenue was $338 million in the third quarter, a decrease of 4 percent over the same period last year. Excluding the impact of currency, revenue decreased 3 percent. Results for the quarter were primarily driven by an expected decline in qPCR royalties and SOLiD sales, offset by continued solid performance in the rest of the business.

•	Applied Sciences revenue was $194 million in the third quarter, an increase of 12 percent over the prior year. Excluding the impact of currency, revenue increased 13 percent primarily as a result of an increase in Bioproduction sales.

•	Regional revenue growth rates excluding currency for the third quarter, compared to the same quarter of the prior year, were as follows: the Americas were flat, Europe grew 2 percent, Asia Pacific grew 18 percent, and Japan grew 8 percent.

Outlook

Given the announcement in April that Life Technologies and Thermo Fisher have entered into a definitive merger agreement under which Thermo Fisher will acquire all of the outstanding shares of Life Technologies for $76.00 per share in cash, the Company is no longer providing quarterly guidance. The Company will continue to provide commentary regarding the impact that fluctuations in currency rates could have on results.

Based on September 30, 2013 rates, currency is expected to have a negative impact of approximately $57 million on revenue and $0.13 on non-GAAP EPS for the full year. This compares to a negative impact of $75 million on revenue and $0.17 on non-GAAP EPS for the full year at June 30, 2013 rates.

Conference Calls

In light of the announced transaction with Thermo Fisher, the Company will no longer hold conference calls for its quarterly and annual earnings. The transaction, which is expected to close early in 2014, is subject to customary closing conditions, including regulatory approvals.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company that is committed to providing the most innovative products and services to leading customers in the fields of scientific research, genetic analysis and applied sciences. With a presence in more than 180 countries, the company’s portfolio of 50,000 end-to-end solutions are secured by more than 5,000 patents and licenses that span the entire biological spectrum — scientific exploration, molecular diagnostics, 21st century forensics, regenerative medicine and agricultural research. Life Technologies has approximately 10,000 employees and had sales of $3.8 billion in 2012. Visit us at our website: http://www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intends that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company and statements regarding the proposed acquisition of Life Technologies by Thermo Fisher. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; plans and prospects for the company; corporate strategy and performance; and the expected timetable for completing the transaction with Thermo Fisher. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

All products referenced are for Research Use Only and not intended for use in diagnostic procedures, unless otherwise noted.

Non-GAAP Measurements

This discussion includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at the Investor Relations portion of the company’s website at www.lifetechnologies.com.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months	For the three months
(in thousands, except per share data)	ended September 30, 2013	ended September 30, 2012
(unaudited)
Revenues	$935,090	$911,183
Cost of revenues	319,546	361,571
Purchased intangibles amortization	70,641	71,126

Gross profit	544,903	478,486

Gross margin	58.3%	52.5%
Operating expenses:
Selling, general and administrative	268,839	270,565
Research and development	82,978	84,811
Business consolidation costs	26,922	10,571

Total operating expenses	378,739	365,947

Operating income	166,164	112,539
Operating margin	17.8%	12.4%
Interest income	400	436
Interest expense	(27,092)	(29,291)
Other expense, net	(5,182)	(2,781)

Total other expense, net	(31,874)	(31,636)

Income from operations before provision for income taxes	134,290	80,903
Income tax provision	(16,310)	(15,301)

Net income	117,980	65,602
Net loss attributable to non-controlling interests	266	255

Net income attributable to controlling interest	$118,246	$65,857
Effective tax rate	12.1%	18.9%
Numerator for diluted earnings per share	$118,246	$65,857

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.68	$0.38

Diluted earnings per share attributable to controlling interest	$0.67	$0.37

Weighted average shares used in per share calculation:
Basic	172,892	174,044
Diluted	175,901	177,258

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

	For the three months		For the three months
(in thousands, except per share data)	ended September 30, 2013		ended September 30, 2012
(unaudited)
GAAP net income	$117,980		$65,602
Non-GAAP revenue adjustments
Purchase accounting related adjustments	516		193

Total Non-GAAP revenue adjustments	516	(1)	193	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	70,641		71,126
Purchase accounting related adjustments	(1,103)		—
Legal settlement	—		48,500

Total Non-GAAP cost of revenues and purchased intangible adjustments	69,538	(2)	119,626	(2)

Non-GAAP operating expense adjustments
Purchase accounting related adjustments	194		1,019
Business consolidation costs	26,922		10,571
Legal settlement	—		11,400

Total Non-GAAP operating expense adjustments	27,116	(3)	22,990	(3)

Non-GAAP income tax provision adjustments
Income tax adjustments	(36,682)		(45,740)

Total Non-GAAP income tax provision adjustments	(36,682	)(4)	(45,740	)(4)

Non-GAAP Net Income	$178,468		$162,671
Non-GAAP loss attributable to non-controlling interest	266	(5)	255	(5)

Non-GAAP Net Income Attributable to Controlling Interest	$178,734		$162,926

Non-GAAP Numerator for diluted earnings per share	$178,734		$162,926

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.03		$0.94

Diluted earnings per share attributable to controlling interest	$1.02		$0.92

Weighted average shares used in per share calculation:
Basic	172,892		174,044
Diluted	175,901		177,258

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the three months ended September 30, 2013, Non-GAAP earnings resulted in total revenue of $935.6 million, gross profit of $615.0 million with gross margin of 65.7%, operating profit of $263.3 million with operating margin of 28.1%, and an income tax provision of $53.0 million with the Non-GAAP effective tax rate of 22.9% with the above adjustments.

For the three months ended September 30, 2012, Non-GAAP earnings resulted in total revenue of $911.4 million, gross profit of $598.3 million with gross margin of 65.6%, operating profit of $255.3 million with operating margin of 28.0%, and an income tax provision of $61.0 million with the Non-GAAP effective tax rate of 27.3% with the above adjustments.

Notes

(1)	Add back purchased deferred revenue of $0.5 million and $0.2 million for the three months ended September 30, 2013 and 2012, respectively.
(2)	Add back amortization of purchased intangibles of $70.6 million, offset by contingent consideration revaluation of $1.1 million for the three months ended September 30, 2013. Add back amortization of purchased intangibles of $71.1 million for the three months ended September 30, 2012. Add back the legal judgment of $48.5 million for the three months ended September 30, 2012.
(3)	Add back depreciation of purchase accounting property, plant, and equipment revaluation of $0.2 million and $1.0 million for the three months ended September 30, 2013 and 2012, respectively. Add back business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $26.9 million and $10.6 million for the three months ended September 30, 2013 and 2012, respectively. Add back legal settlement of $11.4 million for the three months ended September 30, 2012.
(4)	Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.
(5)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the nine months	For the nine months
(in thousands, except per share data)	ended September 30, 2013	ended September 30, 2012
(unaudited)
Revenues	$2,843,410	$2,799,606
Cost of revenues	964,185	1,003,611
Purchased intangibles amortization	213,886	219,192

Gross profit	1,665,339	1,576,803

Gross margin	58.6%	56.3%
Operating expenses:
Selling, general and administrative	816,455	790,012
Research and development	255,083	258,225
Business consolidation costs	81,921	34,266

Total operating expenses	1,153,459	1,082,503

Operating income	511,880	494,300
Operating margin	18.0%	17.7%
Interest income	1,617	1,715
Interest expense	(84,106)	(94,266)
Other expense, net	(9,570)	(11,097)

Total other expense, net	(92,059)	(103,648)

Income from operations before provision for income taxes	419,821	390,652
Income tax provision	(54,316)	(70,108)

Net income	365,505	320,544
Net loss attributable to non-controlling interests	577	305

Net income attributable to controlling interest	$366,082	$320,849
Effective tax rate	12.9%	17.9%
Add back interest expense for subordinated debt, net of tax	—	12

Numerator for diluted earnings per share	$366,082	$320,861

Earnings per common share:
Basic earnings per share attributable to controlling interest	$2.13	$1.81

Diluted earnings per share attributable to controlling interest	$2.09	$1.78

Weighted average shares used in per share calculation:
Basic	172,072	177,028
Diluted	175,314	180,559

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIAITON BETWEEN

GAAP AND NON-GAAP NET INCOME

	For the nine months		For the nine months
(in thousands, except per share data)	ended September 30, 2013		ended September 30, 2012
(unaudited)
GAAP net income	$365,505		$320,544
Non-GAAP revenue adjustments
Purchase accounting related adjustments	1,373		835
Charges on a discontinued product	—		(457)
Historical portion of licensing settlement	(2,774)		—

Total Non-GAAP revenue adjustments	(1,401	)(1)	378	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	213,886		219,192
Purchase accounting related adjustments	(3,118)		—
Legal judgement and settlement of historical portion of licensing dispute	—		48,331

Total Non-GAAP cost of revenues and purchased intangible adjustments	210,768	(2)	267,523	(2)

Non-GAAP operating expense adjustments:
Purchase accounting related adjustments	2,021		2,869
Business consolidation costs	81,921		34,266
Licensng and legal settlements	—		10,467

Total Non-GAAP operating expense adjustments	83,942	(3)	47,602	(3)

Non-GAAP other expense adjustments:
Noncash interest expense charges	—		5,382
Other expense	—		5,302

Total Non-GAAP other expense adjustments	—		10,684	(4)

Non-GAAP income tax provision adjustments:
Income tax adjustments	(121,880	)(5)	(128,868	)(5)

Total Non-GAAP income tax provision adjustments	(121,880)		(128,868)

Non-GAAP Net Income	$536,934		$517,863
Non-GAAP loss attributable to controlling interest	577	(6)	305	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$537,511		$518,168
Add back interest expense for subordinated debt, net of tax	—		12
Non-GAAP Numerator for diluted earnings per share	$537,511		$518,180

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$3.12		$2.93

Diluted earnings per share attributable to controlling interest	$3.07		$2.87

Weighted average shares used in per share calculation:
Basic	172,072		177,028
Diluted	175,314		180,559

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the nine months ended September 30, 2013, Non-GAAP earnings resulted in total revenue of $2.8 billion, gross profit of $1.9 billion with gross margin of 66.0%, operating profit of $805.2 million with operating margin of 28.3%, and an income tax provision of $176.2 million with the Non-GAAP effective tax rate of 24.7% with the above adjustments.

For the nine months ended September 30, 2012, Non-GAAP earnings resulted in total revenue of $2.8 billion, gross profit of $1.8 billion with gross margin of 65.9%, operating profit of $809.8 million with operating margin of 28.9%, and an income tax provision of $199.0 million with the Non-GAAP effective tax rate of 27.8% with the above adjustments.

Notes

(1)	Adjust for historical portion of royalty licensing settlement of $2.8 million, and add back purchased deferred revenue of $1.4 million for the nine months ended September 30, 2013. Add back purchased deferred revenue of $0.8 million and adjust for revenue related to a discontinued product of $0.5 million for the nine months ended September 30, 2012.
(2)	Add back amortization of purchased intangibles of $213.9 million and amortization of a fair value inventory write-up of $1.5 million, offset by contingent consideration revaluation of $4.6 million for the nine months ended September 30, 2013. Add back amortization of purchased intangibles of $219.2 million and a legal judgment of $48.5 million partially offset by $0.2 million related to the historical portion of the settlement of licensing disputes for the nine months ended September 30, 2012.
(3)	Add back contingent consideration revaluation of $1.0 million and depreciation of purchase accounting property, plant, and equipment revaluation of $1.0 million for the nine months ended September 30, 2013. Add back depreciation of purchase accounting property, plant, and equipment revaluation of $2.9 million, and add back legal settlement of $11.4 million and adjust for compensation cost of $0.9 million related to the historical portion of the settlement of a licensing dispute for the nine months ended September 30, 2012. Add back business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $81.9 million and $34.3 million for the nine months ended September 30, 2013 and 2012, respectively.
(4)	Add back charges associated with a divestiture activity of $5.3 million, charges related to non-cash interest expense for senior convertible debts of $1.7 million and the extinguishment of a line of credit facility of $3.7 million for the nine months ended September 30, 2012.
(5)	Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.
(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in thousands)	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$368,252	$276,369
Trade accounts receivable, net of allowance for doubtful accounts	653,525	697,228
Inventories	431,089	403,488
Prepaid expenses and other current assets	293,250	248,154

Total current assets	1,746,116	1,625,239
Long-term assets	6,742,120	7,012,826

Total assets	$8,488,236	$8,638,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,157	$253,214
Short-term borrowings	—	100,000
Accounts payable, accrued expenses and other current liabilities	797,147	839,137

Total current liabilities	801,304	1,192,351
Long-term debt	2,067,587	2,060,855
Other long-term liabilities	642,569	731,396
Stockholders’ equity	4,976,776	4,653,463

Total liabilities and stockholders’ equity	$8,488,236	$8,638,065

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months
	ended September 30,
(in thousands)(unaudited)	2013	2012
Net income	$365,505	$320,544
Add back amortization and share-based compensation	280,867	292,918
Add back depreciation	91,976	93,617
Balance sheet changes	(32,962)	(42,539)
Other noncash adjustments	(100,965)	(107,755)

Net cash provided by operating activities	604,421	556,785
Capital expenditures	(71,179)	(68,385)
Proceeds from sale of assets	36,729	—

Free cash flow	569,971	488,400
Net cash used in investing activities	(78,949)	(72,057)
Net cash used in financing activities	(406,067)	(980,524)
Effect of exchange rate changes on cash	(4,113)	(420)

Net (decrease) increase in cash and cash equivalents	$80,842	$(564,601)